Wiley Increases Quarterly Dividend for 27th Consecutive Year

Hoboken, NJ, June 25, 2020 – John Wiley and Sons (NYSE: JW-A and JW-B), a global research and education company, today announced that its Board of Directors has declared a quarterly cash dividend of $0.3425 per share on its Class A and Class B Common Stock, payable on July 22, 2020 to shareholders of record on July 7, 2020.  The quarterly dividend is equivalent to an annual dividend of $1.37 per share, an increase from the $1.36 per share payout in fiscal 2020.

In fiscal year 2020, Wiley generated $170 million in free cash flow, distributing $77 million for dividends and $47 million for share repurchases.  The Company ended the year with a net debt-to-ebitda ratio of 1.6.

To access Wiley’s fourth quarter and fiscal year 2020 results, please see: https://newsroom.wiley.com/press-release/all-corporate-news/wiley-reports-fourth-quarter-and-fiscal-year-2020-results

About Wiley
Wiley drives the world forward with research and education.  Through publishing, platforms and services, we help researchers, professionals, students, universities, and corporations to achieve their goals in an ever-changing world.  And for more than 200 years, we have delivered consistent performance to all our stakeholders. The Company's website can be accessed at www.wiley.com.